Exhibit 10.1

EQUITY PURCHASE AGREEMENT

This EQUITY PURCHASE AGREEMENT (the “Agreement”) is made and entered into as of October 25, 2018, by and among DSS Asia Limited, a corporation existing and registered in Hong Kong (“Purchaser”), Guangzhou Hotapps Technology Ltd., a corporation existing and registered in China (“Target”), HotApps International Pte Ltd., a corporation existing and registered in Singapore, the sole-stockholder of Target (“Principal”), and Mr. Chan Heng Fai Ambrose, in his capacity as representative of the Principal (the “Representative”). The Purchaser, Target, Principal and Representative are each individually referred to herein as a “Party” and collectively as the “Parties.”

RECITALS

A. The Principal collectively owns all of the issued and outstanding equity securities of Target (collectively, the “Interests”).

B. The Principal desires to sell to Purchaser, and Purchaser desires to purchase from the Principal, all of the Interests on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, the Parties hereby agree as follows:

ARTICLE I
DEFINITIONS; CONSTRUCTION

1.1  Definitions. Unless the context otherwise requires, capitalized terms used in this Agreement have the meanings ascribed to such terms in Exhibit A attached hereto, which is incorporated herein and made a part hereof.

1.2 Rules of Construction. This Agreement is the result of the joint efforts of Purchaser, Target and Principal, and each of them and their respective counsel have reviewed this Agreement and each provision hereof has been subject to the mutual consultation, negotiation and agreement of the Parties, and the language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent, and therefore there will be no construction against any Party based on any presumption of that Party’s involvement in the drafting thereof. Words of any gender include the other gender, as appropriate. Whenever used herein, the words “include”, “includes” and “including” mean “include, without limitation”, “includes, without limitation” and “including, without limitation”, respectively. Terms defined in the singular have a comparable meaning when used in the plural, and vice versa. The word “or” is not exclusive. The word “days” means calendar days unless otherwise specified. Except as otherwise expressly provided herein all references to a specific time of day refer to the specific time of day in the Eastern Time Zone of the United States of America. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole (including any Schedules and Exhibits hereto) and not to any particular provision of this Agreement, and all Article, Section, Schedule and Exhibit references are to this Agreement unless otherwise specified. Except as otherwise expressly provided herein all references to “$” or “Dollars” refer to the lawful money of the United States of America. Unless the context otherwise requires any references in this Agreement (but not in any Schedule to this Agreement, except to the extent expressly set forth therein) to an agreement, instrument or other document mean such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement. Each reference herein to any specific Governmental Entity shall include any successor Governmental Entity. Each reference herein to a statute or regulatory provision means such statute or regulatory provision as amended from time to time and includes any successor legislation or regulatory provision thereto, and in each case any regulations promulgated thereunder. Each reference herein to “written” or “in writing” includes in electronic form.

ARTICLE II
PURCHASE AND SALE OF INTERESTS; CLOSING

2.1 Purchase and Sale of Interests. On the terms and subject to the conditions of this Agreement, the Principal hereby sells, transfers, conveys, assigns and delivers to Purchaser, and Purchaser hereby purchases, acquires and accepts from such Principal, all of the Interests owned by such Principal, free and clear of all Liens.

2.2 Purchase Price; Closing Payments

(a) The aggregate purchase price (the “Purchase Price”) that the Purchaser shall pay to the Principal for the Interests is:

(i) $100,000, in the form of a two-year, interest free, demand promissory note in the principal amount of $100,000 (the “Promissory Note”) to be delivered to Principal at Closing in the form attached hereto as Exhibit B.

2.3  Closing. The closing of the sale of the Interests (the “Closing”) will be held via the electronic transmittal of executed documents on the date hereof or on such other date as Purchaser and the Representative may mutually agree in writing, effective as of [11:59 p.m.] on the Closing Date. The date on which the Closing actually takes place and the Interests are transferred is referred to herein as the “Closing Date.”

2.4 Closing Deliveries.

(a) At the Closing, Target or the Principal, as applicable, will deliver, or cause to be delivered, to Purchaser, the following:

(i) a closing statement (the “Closing Statement”) containing (1) the consolidated balance sheet of Target as of 11:59 p.m. on the day prior to the Closing Date (without giving effect to any of the Transactions), (2) Target’s Net Working Capital, (3) Target Cash, and (4) Transaction Expenses;

(ii) a certificate of good standing for Target issued by Target’s legal jurisidiction of formation and place of principal operation, and a certificate of compliance pertaining to any Permits held by Target, each to be dated within three (3) Business Days prior to the Closing Date;

(iii) a certificate, validly executed by an authorized officer of Target, certifying that (A) the resolutions, as attached to such certificate, were duly adopted by the board of directors and Principal of Target, as applicable, authorizing and approving the execution of this Agreement and the consummation of the Transactions, and that such resolutions remain in full force and effect, (B) the Charter Documents attached to such certificate are true and correct, and include all amendments thereto, (C) Target has not experienced a Material Adverse Effect since its organization or formation, (D) the representations and warranties of Target in this Agreement are true and correct as of the Closing Date, (E) all actions and obligations to be performed by Target under this Agreement have been performed as of the Closing Date, and (F) the Disclosure Schedule is true and accurate as of the Closing Date;

(iv) copies reasonably acceptable to Purchaser of all consents, approvals and notices required to be obtained or made to consummate the Transactions;

(v) payoff letters or final invoices in a form reasonably acceptable to Purchaser from each of the parties to which any of the Transaction Expenses are payable;

(vi) executed documents reasonably acceptable to Purchaser to allow Target, effective as of the Closing, to transfer all Target bank account authorizations to representatives designated by Purchaser;

(vii) the minute books and all other books and records of Target and any of its Subsidiaries; and

(viii) all other certificates, instruments and other documents reasonably requested by Purchaser to complete the Transactions.

(b) At the Closing, Purchaser will deliver, or cause to be delivered, to the Principal, the following:

(i) the executed Promissory Note; and

(ii) all other certificates, instruments and other documents reasonably requested by the Representative to complete the Transactions.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF TARGET

Target and Principal hereby jointly and severally represent and warrant to Purchaser, as of the date hereof and as of the Closing Date, as follows:

3.1  Organization

(a).

(a) Target is a corporation duly organized, validly existing and in good standing under the laws of China. Target is duly qualified, licensed or registered to do business and is in good standing in each jurisdiction in which the character of its properties owned, operated or leased, or the nature of its business conducted, make such qualification, license or registration necessary. Target has the requisite corporate power and Permits to own, lease and operate its properties and to carry on its business as currently conducted. Target has delivered to Purchaser a true and correct copy of Target’s [articles of incorporation and bylaws] (collectively, the “Target Charter Documents”), each as amended to date, and such Charter Documents are in full force and effect. Target is not in violation of any of the provisions of the Charter Documents. Section 3.1 of the Disclosure Schedule lists the directors and officers of Target.

3.2 Capitalization

(a).

(a) The authorized and the issued capital of Target consists of SGD 3,000,000 and SGD 2,686,500, respectively, which constitutes all of the equity ownership that has been issued by Target (the “Target Shares”), which constitute the Interests. The Interests are set forth in Section 3.2(a) of the Disclosure Schedule. The Interests have been validly issued, are fully paid and nonassessable and are owned of record and beneficially by the Principal.

(b) Except for the Interests, there are no other authorized or issued and outstanding equity securities of Target of any kind, class or character. There are no outstanding subscriptions, options, warrants, or other agreements or commitments obligating Target to issue any additional equity interests or any options or rights with respect thereto, or any securities convertible into any equity or other ownership interets. None of the Interests have been issued in violation of, or are subject to, any preemptive or subscription rights. The consummation of the transactions contemplated hereby shall convey to Purchaser good and valid title to the Interests, free and clear of all Liens. There are no outstanding or authorized share appreciation, share unit, phantom stock or profit participation rights or other similar rights, written or oral, with respect to Target. The Interests will be offered, sold and delivered by Target to Purchaser in compliance with all applicable securities Laws. Target has not repurchased any of its capital stock except in compliance with all applicable Laws and any agreements applicable thereto. There are no declared or accrued but unpaid distributions, dividends or similar payments with respect to the Interests. There are no voting trusts, proxies, or other agreements or understandings with respect to Target or Principal or the Interests.

3.3 Subsidiaries

(a).  Target does not have, and has never had, any Subsidiary. The Principal is the registered holder and beneficial owner of all of the issued equity ownership of Target. Target (a) has not agreed and is not obligated to make and is not bound by any Contract under which it is or may become obligated to make any future investment in, or capital contribution to, any other Person, and (b) does not, directly or indirectly, own any equity or similar interest in or any interest convertible, exchangeable or exercisable for, any equity or similar interest in, any Person.

3.4  Authority

(a).  Target has all requisite legal and corporate power and all other necessary authority to enter into this Agreement and to consummate the transactions contemplated hereby (the “Transactions”). The execution and delivery of this Agreement and the consummation of the Transactions have been duly authorized by all necessary action on the part of Target, and no further action is required. This Agreement has been duly executed and delivered by Target, and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitutes the valid and binding obligations of Target, enforceable against each entity in accordance with its terms, except as such enforceability may be subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

3.5 No Conflict

(a).  The execution and delivery by Target of this Agreement and the consummation of the Transactions will not (with or without notice or lapse of time, or both): (a) contravene or result in any violation of any provision of the Charter Documents; (b) result in a material breach of, constitute a material default under, result in the acceleration of any material obligation under, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or consent under any material Contract to which Target is a party or by which Target is bound or to which any of its assets is subject (or result in the imposition of any Lien upon any such assets); (c) result in any material violation of any Law to which Target is subject or (d) require the consent, authorization or approval of, or require any notification to, any Person.

3.6 Governmental Consents

(a).  No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other federal, state, county, local or foreign governmental authority, instrumentality, agency or commission (each, a “Governmental Entity”) is required by or with respect to Target in connection with the execution and delivery of this Agreement or the consummation of the Transactions.

3.7 Financial Statements

(a).  Section 3.7 of the Disclosure Schedule sets forth a true, correct and complete copy of the financial statements of Target as of and for the year ended December 31, 2017 and the nine months ended September 30, 2018, consisting of a consolidated balance sheet, an income statement, and a statement of cash flows (the “Financial Statements”).

3.8 Liabilities

(a).

(a)     Target has no Liability, except Liabilities that (i) have been reflected in the Financial Statements, (ii) have arisen in the Ordinary Course of Business since the date of the Financial Statements, or (iii) are executory obligations arising in the Ordinary Course of Business under any Contracts (and not as a result of any breach thereof).

(b) Target has no Indebtedness.

3.9 Absence of Certain Changes

(a).  Except as set forth in Section 3.9 of the Disclosure Schedule, since June 30, 2018, Target has conducted its business and operations in the Ordinary Course of Business and there has not been any:

(a) capital expenditure or commitment;

(b) payment, discharge or satisfaction, in any amount of any claim or Liability, other than payment, discharge or satisfaction of claims and Liabilities in the Ordinary Course of Business or of Liabilities reflected or reserved against in the Financial Statements;

(c) destruction of, damage to, or loss of any assets of Target (whether tangible or intangible), whether or not covered by insurance;

(d) change in accounting methods or practices by Target;

(e) change in any election in respect of Taxes, adoption or change in any accounting method in respect of Taxes, agreement or settlement of any claim or assessment in respect of Taxes, or extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(f) declaration, setting aside or payment of a distribution, dividend or other payment (whether in cash, membership interest, stock or property) in respect of any equity ownership of Target, or any split, combination or reclassification in respect of any equity ownership of Target;

(g) increase in the base salary or other compensation payable or to become payable by Target to any Company Personnel, or the declaration, payment, commitment or obligation of any kind for the payment by Target of a severance payment, termination payment, bonus or other additional salary or compensation to any such Person, or changes to any benefit program of any type, or any changes in incentive compensation;

(h) termination, extension, material amendment or modification of the terms of any material Contract to which Target is a party or by which it or any of either of their assets are bound;

(i) sale, lease, license or other disposition of any of the material assets (whether tangible or intangible) or material properties of Target taken as a whole, including the sale of any accounts receivable of Target, or any creation of any security interest in any such material assets or material properties;

(j) (i) loan made by Target to any Person that is outstanding as of the date hereof (other than accounts receivable, deposits and prepaid expenses in the Ordinary Course of Business, including advances to Company Personnel for travel and business expenses in the Ordinary Course of Business), (ii) incurrence by Target of any Indebtedness, (iii) guarantee by Target of any Indebtedness, (iv) issuance or sale of any debt securities of Target or (v) guarantee of any Indebtedness of others;

(k) grant of any waiver or release by Target of any right or claim material to Target, including any write-off or other compromise of any account receivable of Target;

(l) acceleration of the collection of or application of any discount to any accounts receivable of Target or delay of the payment of any accounts payable or deferment of any expenses of Target;

(m) commencement, settlement, notice or, to the Knowledge of Target, threat, of any claim, lawsuit or proceeding or other investigation against Target;

(n) any event or condition that has had or is reasonably likely to have a Material Adverse Effect; or

(o) agreement by Target, or any officer, Employee or director on behalf of Target, to do any of the things described in the preceding clauses (a) through (n) of this Section 3.9.

3.10 Tax Matters

(a).

(a) Target has prepared and timely filed all returns, declarations, estimates, claims for refunds, information statements and reports, including schedules or attachments thereto and any amendment thereof, relating to any and all Taxes concerning or attributable to Target or its operations or otherwise required by Law (each a “Tax Return”), and such Tax Returns are true and correct and have been completed in accordance with applicable Law.

(b) Target has duly and timely paid all Taxes due and owing (whether or not shown on a Tax Return) that it is required to pay. Target has withheld with respect to Company Personnel, contractors, principals, shareholders, owners, creditors, customers, and other Persons; timely paid over to the appropriate Tax authority all Taxes required to be withheld and paid over; and complied with all information reporting and backup withholding provisions of applicable Law. Target is not and has not been delinquent in the payment of any Tax, nor is there any Tax deficiency outstanding, assessed or proposed against Target, nor has Target executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(c) No audit or other examination of Target in respect of Taxes is presently in progress, nor has Target been notified by any Tax authority (orally or in writing, formally or informally) of any intent or plan to request or initiate such an audit or other examination. No adjustment relating to any Tax Return filed by Target has been proposed by any Tax authority. No claim has ever been made by a Governmental Entity in a jurisdiction where Target does not currently file a particular type of Tax Return or pay a particular type of Tax that Target is or may be required to file such Tax Return or pay such Tax (including obligations to withhold amounts with respect to Tax) in that jurisdiction.

(d) Target has delivered to Purchaser or its legal counsel copies of all foreign, federal, state and local income and all state and local sales and use and/or value added Tax Returns for Target filed for all periods since January 1, 2017, together with all related workpapers and analysis created by or on behalf of Target.

(e) There are (and, immediately following the Closing Date, there will be) no Liens on the assets of Target relating to or attributable to Taxes other than statutory Liens for Taxes not yet due and payable. There is no basis for the assertion of any claim relating or attributable to Taxes, which, if adversely determined, would result in any Lien on the assets of Target.

(f) Target is and has at all times been resident for Tax purposes in China and is not and has not at any time been treated as a resident in any other country or jurisdiction outside of China for any Tax purpose (including any double taxation arrangement). Target is not subject to and no Tax authority has made a claim that Target is subject to, Tax in any jurisdiction other than China and the soverign urisdiction of China.

(a) Target has not made any tax classification election for United States federal income Tax purposes or, if applicable, any similar state or foreign Laws.

3.11 Real and Personal Property

(a).

(a) Target does not own any fee interest in any real property. Section 3.11(a) of the Disclosure Schedule sets forth a correct and complete list of all real property currently leased by Target or otherwise currently used or occupied by Target (the “Leased Real Property”). Section 3.11(a) of the Disclosure Schedule lists all leases, lease guaranties, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in or relating to the Leased Real Property, including all amendments, terminations and modifications thereof (the “Lease Agreements”), and there are no other Lease Agreements affecting the real property used by Target or to which Target is bound. Target has provided Purchaser with correct and complete copies of each Lease Agreement. Target has not received any notice of a default, alleged failure to perform, or any offset or counterclaim with respect to any Lease Agreement, which has not been fully remedied and withdrawn. The Leased Real Property is in good operating condition and repair, free from structural, physical and mechanical defects and has been maintained in accordance with applicable Law. As of the Closing, all Lease Agreements may be terminated by Target, in accordance with their respective terms without Liability.

(b) Target has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any judgments or Liens. The tangible properties and assets of Target are (i) in good operating condition and properly maintained, subject to normal wear and tear, and (ii) sufficient for the conduct of the Business. The assets of Target constitute (x) all of the assets necessary for the operation of the Business and (y) all of the assets currently used in the Business.

3.12  Contracts

(a).

(a) Section 3.12 of the Disclosure Schedule sets forth a correct and complete list of all of the following Contracts to which Target is a party or by which Target or its assets or properties are bound (collectively, the “Material Contracts”):

(i) Contracts with any current or former owner, officer, director, member, representative or Affiliate of Target or any Company Personnel;

(ii) Contracts related to the sale or disposition of any of the assets of Target other than in the Ordinary Course of Business;

(iii) Contracts containing change of control or similar provisions or providing for severance, notice of termination, termination pay, retention, change in control or other similar payments;

(iv) Contracts for joint ventures, strategic alliances, partnerships, licensing arrangements, or sharing of profits or proprietary information;

(v) Contracts containing covenants of Target not to compete in any line of business or with any Person in any geographical area or not to solicit or hire any person with respect to employment;

(vi) Contracts containing any most-favored nations undertakings, rights of first refusal, price protection mechanisms or any other similar provisions restricting the business of Target;

(vii) Contracts relating to the acquisition (by merger, purchase of stock or assets or otherwise) by Target of any operating business or material assets or the equity of any other Person;

(viii) Contracts relating to the incurrence, assumption or guarantee of any Indebtedness or imposing a Lien on any of the assets of Target, including indentures, guarantees, loan or credit agreements, sale and leaseback agreements, purchase money obligations incurred in connection with the acquisition of property, mortgages, pledge agreements, security agreements, or conditional sale or title retention agreements;

(ix) Contracts obligating Target to purchase, sell or provide a stated portion of its requirements or outputs;

(x) Contracts for the employment of any individual on a full-time, part-time or consulting or other basis;

(xi) Contracts with independent contractors or consultants (or similar arrangements) that are not cancelable without penalty or further payment and without more than 30 days’ notice;

(xii) Contracts providing for indemnification, direct or indirect, by Target;

(xiii) Contracts that require performance by any party more than six (6) months from the date hereof and that are not cancelable without penalty or further payment and without more than thirty (30) days’ notice;

(xiv) Contracts or plans regarding rights to or the issuance of equity of Target or any other profit sharing plan, including any stock option plan, stock appreciation rights plan, phantom stock plan or stock purchase plan;

(xv) the Lease Agreements;

(xvi) Contracts with any Governmental Entity;

(xvii) Contracts related to the compromise or settlement of any litigation or arbitration or other proceeding;

(xviii) Contracts with any labor union or any collective bargaining agreement;

(xix) Contracts involving any outstanding powers of attorney executed by or on behalf of Target;

(xx) any other Contracts that involve $5,000 individually or $20,000 in the aggregate or more and are not cancelable without penalty within thirty (30) days;

(xxi) any other Contracts that involve (i) minimum purchase commitments by Target, or (ii) ongoing service or support obligations and is not cancelable without penalty or refund within thirty (30) days; and

(xxii) any Contracts that include any type of exclusive dealing arrangement.

(b) Target has not materially breached, violated or defaulted under, or received notice that it has materially breached, violated or defaulted under, any of the terms or conditions of any Material Contract, nor is Target aware of any event that would constitute such a breach, violation or default with the lapse of time, giving of notice or both. To the Knowledge of Target, no other party to any Material Contract is in material default thereunder. Each Material Contract is in full force and effect. The consummation of the Transactions will neither violate nor result in the breach, modification, cancellation, termination or suspension of any Material Contract. The consummation of the Transactions will not require the consent of any party to such Material Contracts. Following the Closing, Purchaser and Target will all be permitted to exercise all of Target’s rights under the Material Contracts to the same extent Target would have been able to had the Transactions not occurred and without being required to pay any additional amounts or consideration other than fees, royalties or payments which Target would otherwise be required to pay had such Transactions not occurred.

(c) Other than as set forth on Schedule 3.13(c), Target has not terminated any Contracts during the immediately preceding twelve (12) month period.

3.13 Interested Party Transactions

(a).  No officer, director, member or equity holder of Target (nor any ancestor, sibling, descendant or spouse of any of such Persons, or any trust, partnership, corporation or other entity in which any of such Persons has or has had an interest) has or has had, directly or indirectly, (i) an economic interest in any entity which furnished or sold, or furnishes or sells, services, products or technology that Target furnishes or sells, or proposes to furnish or sell, or (ii) any economic interest in any entity that purchases from or sells or furnishes to Target, any services, products or technology, or (iii) a beneficial interest in any Contract to which Target is a party, except in the case of clause (iii) in any such Person’s capacity as an officer, director or equity holder of Target.

3.14 Legal Proceedings

(a).  There is no action, suit, claim or proceeding of any nature pending or threatened against either Target, any of its properties (tangible or intangible) or any of its Principals, officers, directors, Employees, trustees or representatives in their respective capacities as such. There is no investigation, inquiry or similar proceeding pending or threatened against Target, any of its properties (tangible or intangible) or any of its Principals, officers, directors, Employees, trustees or representatives in their respective capacities as such by or before any Governmental Entity. No Governmental Entity has provided Target with written notice challenging or questioning the legal right of Target to conduct its operations as conducted at that time or as presently conducted. There is no action, suit, claim or proceeding of any nature pending, or which Target has commenced preparations to initiate, by Target against any Person.

3.15 Employee Benefits

(a).

(a) Neither Target nor any of its Affiliates has made any plan or commitment to establish, adopt or enter into any Employee Plan or any new Employee Agreement, or to modify any Employee Agreement.

3.16 Employees

(a).

(a) The Target:

(i) has complied in all material respects with all applicable foreign, federal, state and local Laws, collective agreements, works agreements, rules, practices and regulations respecting employment, employment practices, employment registration, life collective insurance, medical coverage contributions, terms and conditions of employment, employment standards, accessibility, and wages and hours;

(ii) has correctly paid, withheld and reported all amounts required by law or agreement to be paid, withheld and reported with respect to wages (inclusive of overtime and premium pay), salaries and other payments to Company Personnel;

(iii) is not liable for any arrears of wages, Taxes or penalties for failure to comply with any of the foregoing, and

(iv) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity, with respect to unemployment compensation benefits, pension plan, or other benefits or obligations for Company Personnel (other than routine payments to be made in the Ordinary Course of Business), except for any such liability that would not, individually or in the aggregate, be material to Target.

(b)    There are no actions, suits, claims, charges, labor disputes or grievances pending or threatened or reasonably anticipated relating to any labor, occupational health and safety, discrimination, accessibility, pay equity or other matters involving any Company Personnel. There are no notice, severance or other similar obligations, by Law or Contract, with respect to the termination of any Employee’s employment; no Employee is subject to an employment Contract that is not terminable at will in accordance with applicable Law; the engagement of Target’s consultants and independent contractors may be terminated on thirty (30) days’ notice or less at any time without liability; and there are no Contracts with any Company Personnel providing for severance, change in control benefits, cash, other compensation, benefits or contingent rights on Closing.

3.17 Insurance

(a).  All insurance policies of Target are upon terms that are reasonable and adequate for and are of the type and in amounts customarily carried by Persons with businesses, operations, properties and locales similar to those of Target. There is no claim by Target pending under any of such policies and no facts or circumstances exist which would give rise to a claim under such policies. All potentially insurable claims have been properly tendered to the appropriate insurance carrier in compliance with any applicable insurance policy notice provisions. All premiums due and payable under all such policies have been fully paid, and such policies are in material compliance. All such insurance policies are valid and binding in accordance with their terms, except as such enforceability may be subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies, and are in full force and effect. There is no threat of termination of, or premium increase with respect to, any of such policies.

3.18 Compliance with Laws; Permits

(a).

(a) Target (i) has been and is currently in compliance in all material respects with all Laws applicable to it or by which any of its property or assets is bound and (ii) has not received any notices of material violation with respect to any Laws.

(b) Target is in possession of all Permits required under applicable Law for the current operation of the Business and in compliance in all material respects with the requirements and limitations included in such Permits, each of which is in full force and effect. There is no investigation or proceeding pending or threatened that would result in the termination, revocation, suspension or restriction of any Permit or the imposition of any fine, penalty or other sanctions for violation of any legal or regulatory requirements relating to any Permit. Target has not received written notice from a Governmental Entity alleging the failure to hold any Permit or the violation of any term thereof.

3.19 Anti-Bribery Laws

(a).  Target has not made any payment, directly or indirectly, to any person in violation of any applicable federal, state, local or foreign Laws, including Laws relating to bribes, gratuities, kickbacks, lobbying expenditures, political contributions and contingent fee payments. Neither Target nor any third party acting on behalf of Target, has offered, paid, promised to pay, or authorized, or will offer, pay, promise to pay, or authorize, directly or indirectly, the giving of money or anything of value to any appointed or elected official, any government employee, any political party, party official, or candidate for political office, or any officer, director or employee of any Governmental Entity, or to any other Person for the purpose of influencing any act or decision of such Person in his, her or its official capacity or inducing such Person to use his, her or its influence with any Governmental Entity to affect or influence any act or decision of such Governmental Entity, or to obtain an improper advantage in order to assist Target or any third party in obtaining or retaining business for, or directing business to, Target.

3.20  Privacy

(a).  Target has complied in all material respects with, is not in material violation of, and has not received any notices of violation with respect to, any applicable Laws, including applicable Privacy Laws, Contracts, privacy policies, database registry obligations, or any other commitments, obligations or representations concerning privacy and personal data protection, whether relating to its Employees, customers, suppliers, service providers or any other third parties from or about whom Target has obtained Personal Information (“Privacy Obligations”). Target has full right and authority to transfer to Purchaser all personal data, including all Personal Information, in the possession of Target. The consummation of the Transactions will not violate any Privacy Obligation, nor require Target to provide any notice to, or seek any consent from, any Employee, customer, supplier, service provider, grower or other third party under any privacy policy or Privacy Law.

3.21 Minute Books

(a).  The minutes of the proceedings of meetings and written resolutions of the Board of Directors of Target provided to Purchaser are the only minutes and resolutions of Target as of the date of this Agreement and contain accurate summaries of all meetings and written resolutions passed by the Board of Directors (or committees thereof) of Target.

3.22 Bank Accounts

(a).  Section 3.22 of the Disclosure Schedule lists (a) the names of all banks, trust companies, savings and loan associations and other financial institutions at which Target maintains safe deposit boxes, checking accounts or other accounts of any nature with respect to the Business, and (b) the names of all persons authorized to draw thereon, make withdrawals therefrom or have access thereto.

3.23 Accounts Receivable

(a).  All accounts receivable of Target are set forth in Section 3.24 of the Disclosure Schedule. All accounts receivable of Target (a) are reflected accurately on the Financial Statements, (b) arose from bona fide sales of products or services to Persons not affiliated with Target and in the Ordinary Course of Business and (c) constitute valid, undisputed claims of Target not subject to valid claims of setoff or other defenses or counterclaims.

3.24 Brokers

(a).  Target has not incurred or will incur, directly or indirectly, any liability for investment banking fees or for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or the Transactions.

3.25 Suppliers and Customers

(a).  All of the customers and suppliers of Target are set forth in Section 3.25 of the Disclosure Schedule. No licensor, vendor, supplier or material customer of Target has canceled or otherwise modified its relationship with Target in a materially adverse manner, and no such Person has communicated (orally or in writing) to the officers, directors or other senior managers of Target any intention to do so. The consummation of the Transactions will not adversely affect any such relationships, nor will the consummation of the Transactions constitute a breach of any Contract with the licensors, vendors, suppliers or customers of Target.

3.26 Representations Complete

(a).  None of the representations or warranties made by Target or Principal (as modified by the Disclosure Schedule) in this Agreement contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PRINCIPAL

Principal hereby represents and warrants to Purchaser as follows:

4.1 Authority. Principal, as an entity, has all requisite corporate power and authority to enter into this Agreement and to consummate the Transactions. This Agreement has been duly executed and delivered by Principal and constitutes the valid and binding obligations of Principal, enforceable against such Principal in accordance with its terms, except as such enforceability may be subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

4.2 No Conflicts. The execution and delivery by Principal of this Agreement and the consummation of the Transactions, will not (with or without notice or lapse of time, or both): (a) violate any organizational documents of Principal; (b) result in a material breach of, constitute a material default under, result in the acceleration of any material obligation under, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or consent under any material Contract to which Principal is a party or by which Principal is bound or to which any of Principal’s assets is subject; or (c) result in any material violation of any Law to which Principal is subject.

4.3 Title to Interests. Principal is the sole record and beneficial owner of the Interests, which constitute all of the equity interests in the capital of Target held by Principal. Principal has good and valid title to such Interests, free and clear of all Liens, claims, demands and restrictions on transfer, and has full power, right and authority to transfer such Interests hereunder.

4.4 Litigation. Principal is not a party to any pending litigation that seeks to enjoin or restrict its ability to sell or transfer the Interests hereunder, which, if decided adversely to Principal, could reasonably be expected to adversely affect Principal’s ability to consummate the transactions contemplated hereby.

4.5 Brokers. Principal has not incurred, nor will it incur, directly or indirectly, any liability for investment banking fees or for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or the Transactions.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Principal as follows:

5.1 Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Hong Kong. Purchaser has the corporate power to own its properties and to carry on its business as currently being conducted.

5.2 Authority. Purchaser has all requisite corporate power and authority to enter into this Agreement and the Promissory Note, and to consummate the Transactions. The execution and delivery of this Agreement and the Promissory Note have been duly authorized by all necessary action on the part of Purchaser, and no further action is required. This Agreement and the Promissory Note have been duly executed and delivered by Purchaser and, assuming the due authorization, execution and delivery by the other Parties hereto and thereto, constitute the valid and binding obligations of Purchaser, enforceable against it in accordance with their respective terms, except as such enforceability may be subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

5.3 No Conflicts. The execution and delivery by Purchaser of this Agreement and the Promissory Note, and the consummation of the Transactions, will not (with or without notice or lapse of time, or both): (a) contravene or result in any violation of any provision of the organizational documents of Purchaser; (b) result in a material breach of, constitute a material default under, result in the acceleration of any material obligation under, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or consent under any material Contract to which Purchaser is a party or by which Purchaser is bound or to which any of Purchaser’s assets is subject; (c) result in any material violation of any Law to which Purchaser is subject or (d) require the consent, authorization or approval of, or require any notification to, any Person.

5.4 Litigation. There is no action, suit, claim or proceeding of any nature pending, or to the knowledge of Purchaser, threatened, against Purchaser which, if adversely determined, would reasonably be expected to prohibit or materially restrain the ability of Purchaser to enter into this Agreement or the Promissory Note or to consummate the Transactions.

5.5 Brokers. Purchaser has not incurred, nor will it incur, directly or indirectly, any liability for investment banking fees or for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or the Transactions.

ARTICLE VI
ADDITIONAL AGREEMENTS

6.1 Further Assurances. Each Party hereto, at the request of another Party hereto, will execute and deliver such other instruments and do and perform such other acts and things as may be reasonably necessary or proper for effecting completely the consummation of the Transactions. In case, at any time after the Closing Date, any further action is necessary or desirable to carry out the purposes of this Agreement and the Transactions, each Party will use commercially reasonable efforts to take all such action.

6.2 Tax Matters.

(a) Tax Returns for Periods Ending Before the Closing Date. The Purchaser will prepare or cause to be prepared and file or cause to be timely filed all Tax Returns for Target for all periods ending on or before the Closing Date (each a “Pre-Closing Tax Period”) that are filed on or after the Closing Date, which Tax Returns will be prepared (i) in accordance with applicable Law and (ii) consistent with past practice of Target except as otherwise required by applicable Law.

(b) Tax Returns for Periods Beginning Before and Ending After the Closing Date. Purchaser will prepare, or cause to be prepared, and file or cause to be filed any and all Tax Returns of Target for a Tax period that begins on or before the Closing Date and ends after the Closing Date (each a “Straddle Tax Period”), which Tax Returns will be prepared (i) in accordance with applicable Law and (ii) consistent with the past practices of Target except as otherwise required by applicable Law.

(c) Liability for Taxes. The Principal will be liable for, pay and indemnify and hold harmless the Purchaser Indemnified Parties from and against (i) any Tax with respect to the Principal or Target that is attributed to, relates to, or arises in respect of any Pre-Closing Tax Period or that portion of a Straddle Tax Period through the end of the Closing Date; (ii) any Tax attributable to any breach of or inaccuracy in any representation or warranty made in Section 3.10; (iii) any Tax attributable to any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in this Section 6.3; and (iv) any and all Taxes of any person imposed on Target arising under the principles of transferee or successor liability or by contract, relating to an event or transaction occurring before the Closing Date. In each of the above cases, together with any out-of-pocket fees and expenses (including attorneys' and accountants' fees) incurred in connection therewith. Any amount payable by Principal pursuant to this Section 6.3(c) must be paid to Purchaser no later than the earlier of (x) five (5) days after such payments are requested by Purchaser and (y) five (5) days before the Tax liability is required to be paid to the applicable Tax authority. For the avoidance of doubt, this Section 6.3(c), and not Article VII, will control with respect to indemnification obligations of Principal with respect to such Taxes. Notwithstanding any provision of this Agreement to the contrary, the indemnification obligations of Principal pursuant to this Section 6.3(c) will survive the Closing until thirty (30) days after the expiration of the longest applicable statute of limitations, including any extensions or waivers thereof, for the Taxes involved.

(d) Cooperation on Tax Matters. Purchaser, Target and the Principal, will cooperate fully in connection with the preparation and filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes for any Pre-Closing Tax Period and Straddle Period of Target. Such cooperation will include the retention and (upon another Party’s request) the provision of records and information that are reasonably relevant to any such Tax Return, audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, to the extent reasonably available to such Party. Purchaser agrees to retain all books and records with respect to Tax matters pertinent to Target relating to any taxation period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the Principal, any extensions thereof) of the respective taxation periods, and to abide by all record-retention requirements under applicable Law and pursuant to agreements entered into with any Governmental Entity.

(e) Audits and Contests with Respect to Taxes. So long as taxation periods of Target ending on or before, or including, the Closing Date remain open for an assessment of Tax, Purchaser and the Principal will notify the other in writing within fifteen (15) Business Days after receipt by Purchaser or the Principal of written or oral notice of any pending or threatened audit or assessment with respect to Taxes of Target relating to any Pre-Closing Tax Period or Straddle Period. Within fifteen (15) Business Days after the Principal’s receipt of such a notice for a Pre-Closing Tax Period, the Principal may elect, so long as Principal may reasonably be expected to have an obligation to indemnify the Purchaser Indemnified Parties hereunder with respect to such audit for the Pre-Closing Tax Period, by written notice to Purchaser, to participate in the audit or assessment in the name of Purchaser or Target, at the Principal’s sole cost and expense. If the Principal so elects, it will be solely responsible for the costs and expenses of such participation. If the Principal elects to participate in such a tax matter, Purchaser will inform the Principal of all material developments and events relating to such matter (including providing to the Principal copies of relevant portions of all written or oral materials and communications relating to such matter) and the Principal or its authorized representative will be entitled, at the expense of the Principal, to attend and participate in, all conferences, meetings and proceedings relating to such defense. With respect to any such audit or assessment that may reasonably be expected to cause the Principal to have an obligation to indemnify the Purchaser Indemnified Parties hereunder, Purchaser will not, and will not permit Target to, compromise or otherwise settle such audit or assessment without the prior written consent of the Principal, which consent will not be unreasonably withheld, conditioned or delayed.

(f) Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred by Principal in connection with the consummation of the Transactions must be paid by or on behalf of Principal when due, and Principal will, at its own expense, file or cause to be filed all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges. If required by applicable law, the Parties will, and will cause their Affiliates to, join in the execution of any such Tax Returns and other documentation.

ARTICLE VII
INDEMNIFICATION

7.1 Survival. All of the representations, warranties and covenants of the Parties contained in this Agreement will survive the Closing and continue in full force and effect after the Closing Date.

7.2 Indemnification by Principal.

(a) Subject to the terms and conditions of this Article VII, from and after the Closing, the Principal agree to defend, indemnify and hold harmless Purchaser and its officers, directors, managers, Affiliates, agents, representatives, successors and assigns (including, after the Closing, Target) (each individually, a “Purchaser Indemnified Party” and collectively, the “Purchaser Indemnified Parties”) from, against and in respect of any claims, losses, liabilities, damages, deficiencies, costs and expenses, including reasonable attorneys’ fees and expenses of investigation and defense (individually, a “Loss” and collectively, “Losses”) arising out of or resulting from:

(i) any breach or inaccuracy of any representation or warranty made by Target or Principal in Article III of this Agreement;

(ii) any breach or inaccuracy of any representation or warranty made by Principal in Article IV of this Agreement; or

(iii) any failure by Principal to perform or comply with any of its covenants, agreements or obligations contained in this Agreement.

(b) For purpose of this Article VII, all representations and warranties in Article III will be deemed to have been made without giving effect to any limitation or qualification as to materiality, including the word or phrase “material” and “Material Adverse Effect.”

(c) Principal agrees that it will have no right of contribution from Target with respect to any Loss claimed by a Purchaser Indemnified Party.

(d) The representations and warranties made under this Agreement by Target or Principal will not be affected or deemed waived by reason of any investigation made by or on behalf of Purchaser (including by any of its Affiliates or Purchaser’s or its Affiliates’ advisors, consultants, agents or representatives) or by reason of the fact that Purchaser or any such Affiliates, advisors, consultants, agents or representatives knew or should have known that any such representation or warranty is or might be inaccurate.

7.3 Indemnification by Purchaser.

(a) Subject to the terms and conditions of this Article VII, from and after the Closing, Purchaser agrees to defend, indemnify and hold harmless Principal, and its Affiliates, agents, representatives, successors and assigns (each individually, a “Principal Indemnified Party” and collectively, the “Principal Indemnified Parties” and, each of the Principal Indemnified Parties and the Purchaser Indemnified Parties being an “Indemnified Party”) for any Losses arising out of or resulting from:

(i) any breach or inaccuracy of any representation or warranty made by Purchaser in Article V of this Agreement; or

(ii) any failure by Purchaser to perform or comply with any covenant or other agreement applicable to it contained in this Agreement (including any covenant by or with respect to Target after the Closing) or the Promissory Note.

7.4 Claims for Indemnification. The procedures for indemnification under this Agreement are as follows:

(a) The Indemnified Party seeking indemnification hereunder (a “Claimant”) will promptly give notice to the Parties from which indemnification is claimed (the “Indemnifying Party”) of any demand, suit, assertion of liability or claim. If the claim relates to an action, suit or proceeding filed by another Person against the Claimant (a “Third Party Claim”), then such notice will be given by the Claimant within twenty (20) Business Days after written notice of such action, suit or proceeding is given to the Claimant and will include true, correct and complete copies of all suit, service and claim documents; provided, however, that the failure or delay of the Claimant to provide any such notice or deliver such copies will not release the Indemnifying Party from any of its obligations under this Article VII unless (and then solely to the extent that) the Indemnifying Party is materially prejudiced thereby.

(b) With respect to claims solely between the Parties, following receipt of notice from the Claimant of a claim, the Indemnifying Party will have forty-five (45) days to make such investigation of the claim as the Indemnifying Party reasonably deems necessary or desirable, and the Claimant agrees to make available to the Indemnifying Party and its authorized representatives all information relevant and necessary to substantiate the claim, except to the extent any attorney-client privilege would thereby be violated. If the Claimant and the Indemnifying Party agree at or prior to the expiration of such forty-five (45)-day period to the validity and amount of such claim, then the Indemnifying Party will promptly pay to the Claimant the full amount of the claim, subject to the terms and limitations hereof. If the Claimant and the Indemnifying Party do not reach any such agreement within such forty-five (45)-day period, then the Claimant may seek an appropriate remedy at law or in equity, as applicable, subject to the terms and limitations hereof.

(c) With respect to any Third Party Claim, if (i) the Third Party Claim seeks solely monetary damages, (ii) the Indemnifying Party confirms, in writing, its obligation to indemnify and hold the Claimant harmless with respect to such Losses, (iii) the Indemnifying Party reasonably demonstrates that it has the financial resources necessary to defend the matter and fulfill its indemnity obligation, (iv) settlement of, or consent to entry of judgment with respect to, the Third Party Claim is not likely to establish a precedent materially adverse to the Claimant, and (v) the Indemnifying Party covenants to and will defend the Third Party Claim actively, diligently and in good faith, then the Indemnifying Party will, subject to the rights of or duties to any insurer or other third Person having liability therefor, be entitled to, and the Claimant will provide the Indemnifying Party with the right to be exercised within thirty (30) days after receipt of such notice to, assume and maintain control of the defense and settlement of such Third Party Claim (with counsel reasonably satisfactory to the Claimant, which counsel will be at the sole expense of the Indemnifying Party); provided, however, that, if the Indemnifying Party will have exercised such right to assume such control, then the Claimant will be entitled to participate in the defense, compromise or settlement of such Third Party Claim and to employ counsel at its own expense to assist in the handling of such Third Party Claim and, in such event, counsel selected by the Indemnifying Party (and reasonably acceptable to the Claimant) will be required to reasonably cooperate with such counsel of the Claimant in such defense, compromise or settlement. If the Indemnifying Party does not assume the defense of the Third Party Claim, does not comply with the foregoing provisions of this Section 7.4(c), or is not entitled to assume such defense, then the Claimant will be entitled to assume and control such defense and to settle or agree to pay in full such Third Party Claim without the consent of the Indemnifying Party without prejudice to the ability of the Claimant to enforce its claim for indemnification against the Indemnifying Party hereunder. So long as the Indemnifying Party that is permitted and has assumed such control and defense is defending actively, diligently and in good faith any such Third Party Claim against the Claimant, and otherwise complying with the terms of this Section 7.4(c), the Claimant will not settle or compromise such claim or demand. If the Indemnifying Party is permitted and has assumed and is diligently maintaining the defense of any such claim or demand as set forth above, then it will have the power and authority to settle or consent to the entry of judgment of such Third Party Claim without the consent of the Claimant only if the judgment or settlement results solely in the payment by the Indemnifying Party of the full amount of money damages and includes a full and complete release of the Claimant from any and all liability thereunder; provided, that the Indemnifying Party will have made arrangements for the payment of all such damages in a manner reasonably satisfactory to the Claimant. In all other events, the Indemnifying Party will not consent to the entry of judgment or enter into any settlement without the prior written consent of the Claimant.

7.5 Tax Treatment of Indemnification Payments. All indemnification payments under this Agreement will be treated as an adjustment to the Purchase Price, except to the extent that applicable tax Law does not permit such treatment.

7.6 No Duplication. Any Losses for which any Indemnified Party is entitled to indemnification under this Article VII will be determined without duplication of recovery by reason of the state of facts giving rise to such Losses constituting a breach of more than one representation, warranty, covenant or agreement.

ARTICLE VIII
GENERAL PROVISIONS

8.1 Fees and Expenses. Except as otherwise provided in this Agreement, each Party will pay its own fees, costs and expenses incurred in connection with the authorization, preparation, execution and performance of this Agreement and the consummation of the transactions contemplated hereby (including all fees and expenses of counsel, accountants, agents and representatives).

8.2 Amendments and Waivers. No amendment of any provision of this Agreement will be valid unless the same is in writing and signed by each of the Parties. No waiver by any Party of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, will be valid unless the same is in writing and signed by the party making such waiver nor will such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

8.3 Notices. All notices and other communications hereunder will be in writing and will be deemed duly delivered (i) three (3) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service, or (iii) on the first Business Day following the date of confirmation of receipt of transmission by facsimile or electronic mail, in each case to the intended recipient as set forth below:

(a) if to Purchaser:

Units 9-10, 22/Floor
Metro Centre II
21 Lam Hing Street, Kowloon Bay, Kowloon, Hong Kong
Attention: Vincent Lum
E-mail: vincent@dsssecure.com

(b) if to Principal or the Representative:

7 Temasek Boulevard #29-01B
Suntec Tower One
Singapore 038987
Attention: Mr. Fai H. Chan
Facsimile No.: +65-6333-9164
E-mail: fai@sed.com.sg

8.4 Counterparts; Facsimiles. This Agreement may be executed by facsimile and in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all parties need not sign the same counterpart. Signatures delivered by facsimile or by electronic data file will have the same effect as originals.

8.5 Entire Agreement; Assignment. This Agreement, the Disclosure Schedule, the Exhibits, the Promissory Note and the documents and instruments and other agreements among the parties hereto referenced herein: (i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof; (ii) are not intended to confer upon any other Person any rights or remedies hereunder; and (iii) will not be assigned by operation of law or otherwise without the prior written consent of the parties hereto, except that Purchaser may assign its rights and delegate its obligations hereunder to its Affiliates so long as Purchaser remains obligated to perform those obligations required to be performed by Purchaser hereunder. This Agreement will be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

8.6 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

8.7 Governing Law. Except as otherwise provided herein, this Agreement will be governed by and construed in accordance with the Laws of Hong Kong without giving effect to any choice or conflict of law provision or rule that would cause the application of the Laws of any jurisdiction other than Hong Kong. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by the other party or its successors or assigns will be brought and determined in a court sitting in Hong Kong, and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid court for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the Transactions contemplated hereby. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Hong Kong. Each of the parties further agrees that notice as provided herein will constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Hong Kong as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

8.8 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

[Remainder of Page Intentionally Left Blank;
The Next Page is the Signature Page]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed as of the date first above written.

PURCHASER:

DSS Asia Limited

By: /s/ Vincent Lum
Name: Vincent Lum
Title: Director

TARGET:

Guangzhou Hotapps Technology Ltd.
By: /s/ Chan Heng Fai Ambrose
Name: Chan Heng Fai Ambrose
Title: Director

PRINCIPAL REPRESENTATIVE:

By: /s/ Chan Heng Fai Ambrose
Name: Chan Heng Fai Ambrose
Title: Director

[Signature Page to Equity Purchase Agreement]

PRINCIPAL:

HotApps International Pte Ltd.

By: /s/ Chan Heng Fai Ambrose
Name: Chan Heng Fai Ambrose
Title: Director

[Signature Page to Equity Purchase Agreement]

Exhibit A

Defined Terms

Capitalized terms used in the Agreement to which this Exhibit A is attached will have the following respective meanings, and all references to Sections, Schedules or Exhibits in the following definitions will refer to Sections, Schedules or Exhibits of or to such Agreement:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly through one or more intermediaries controlling, controlled by or under common control with such other Person. For purposes hereof, “control” means, as to any Person, the possession of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Business” means the business of Target as (a) conducted immediately prior to the Closing and (b) the Parties presently anticipate will be conducted following the Closing.

“Business Day” means any day other than (a) a Saturday or Sunday or (b) a day on which banking institutions located in New York, New York are permitted or required by Law, executive order or governmental decree to remain closed.

“Charter Documents” has the meaning set forth in Section 3.1.

“Claimant” has the meaning set forth in Section 7.4(a).

“Closing” has the meaning set forth in Section 2.3.

“Closing Date” has the meaning set forth in Section 2.3.

“Closing Indebtedness” means the Indebtedness of Target as of 11:59 p.m. on the Closing Date.

“Closing Statement” has the meaning set forth in Section 2.4(a)(i).

 “Company Personnel” means any current or former Employee, independent contractor or consultant or director of Target or any of its Affiliates.

“Confidential Information” means any information of or concerning Purchaser, Target, this Agreement and the Transactions that is confidential or propriety by nature and not already generally available to the public; provided, that Confidential Information will not include: (a) information that at the time of disclosure is generally available to the public or is otherwise available to the receiving party other than on a confidential basis; (b) information that, after disclosure, becomes generally available to the public by publication or otherwise through no fault of the receiving party; (c) information disclosed to the receiving party by a third party not under an obligation of confidentiality to the disclosing party; or (d) information that is or has been developed by the receiving party independently of the disclosures by the disclosing party.

“Contract” means any contract, agreement, indenture, note, bond, mortgage, loan, instrument, lease, license, commitment or other arrangement, understanding, undertaking, commitment or obligation, whether written or oral.

“Copyrights” means any and all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world including moral and economic rights of authors and inventors, however denominated.

“Disclosure Schedule” means the disclosure schedule delivered by Target to Purchaser simultaneously with the execution of this Agreement and in connection herewith in form reasonably acceptable to Purchaser.

“Domain Name” means any or all of the following and all worldwide rights in, arising out of, or associated therewith: domain names, uniform resource locators and other names and locators associated with the Internet.

“Employee” means any employee of Target.

“Employee Agreement” means each management, employment, severance, notice of termination, termination pay, contractor, consulting, relocation, repatriation, expatriation, visas, work permit, non-competition, non-solicitation, intellectual property, confidentiality or other agreement, or contract between Target or any of its Affiliates and any Company Personnel.

“Employee Plan” means any plan, program, policy, practice, contract, agreement or other material arrangement providing for compensation, severance, termination pay, change of control payments, deferred compensation, bonus, incentive or performance awards, stock or stock-related awards, statutory, fringe, pension, supplemental pension, retirement, death, disability or medical benefits or any other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded.

“Financial Statements” has the meaning set forth in Section 3.7.

“Governmental Entity” has the meaning set forth in Section 3.6.

“Indebtedness” means (a) any indebtedness for borrowed money, (b) any other indebtedness evidenced by bonds, debentures, notes or other similar instruments, (c) any obligations as lessee under leases for personal property, (d) any indebtedness created or arising under any conditional sale or other title retention agreement with respect to acquired property, (e) any obligations, contingent or otherwise, under acceptance credit, letters of credit or similar facilities, (f) all obligations arising from cash/book overdrafts, (g) all obligations secured by a Lien, (h) all indebtedness for the deferred purchase price of property or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise, (i) any liability for earned and unused vacation or personal time off of the Employees, (j) all accrued interest, prepayment premiums or penalties related to any of the foregoing, (k) and (l) any guaranty of any of the foregoing.

“Indemnified Party” has the meaning set forth in Section 7.3(a).

“Indemnifying Party” has the meaning set forth in Section 7.4(a).

 “Interests” has the meaning set forth in the recitals.

“Knowledge of Target” means the actual knowledge of Target’s, Target’s officers and directors, Principal and Principal’s officers and directors and the knowledge that such Persons should have in performing their day-to-day duties for Target.

“Law” means any law, statute, ordinance, rule, regulation, code, order, judgment, injunction, decree or other provision having the force or effect of law enacted, issued, promulgated, enforced or ordered by a Governmental Entity.

“Lease Agreements” has the meaning set forth in Section 3.11(a).

“Leased Real Property” has the meaning set forth in Section 3.11(a).

“Liability” means, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

 “Lien” means any mortgage, deed of trust, pledge, security interest, encumbrance, claim, Liability, adverse claim of ownership or use, lease, option, easement, reversion, violation, adverse claim, servitude, hypothecation, restriction on transfer (such as a right of first refusal or other similar right), defect of title, lien or charge of any kind, or restriction of any kind.

“Loss” has the meaning set forth in Section 7.2.

“Material Adverse Effect” means any event, condition, effect, change, development or circumstance that, individually or when considered together with all other events, conditions, effects, changes, developments or circumstances, has had or would reasonably be expected to have a materially adverse effect on (a) the business, assets, financial condition or results of operations of Target, or (b) the ability of Target or the Principal to consummate the transactions contemplated by this Agreement or perform their obligations under this Agreement; provided, however, that in no event will any of the following, alone or in combination, be deemed to constitute, nor will any of the following be taken into account in determining whether there has occurred, a Material Adverse Effect: (i) effects resulting from changes in applicable Law; (ii) effects resulting from factors generally affecting the economy, financial markets or capital markets; (iii) effects resulting from changes or conditions generally affecting the industry in which Target operates; (iv) effects of any war, act of terrorism, civil unrest or similar event; or (v) effects resulting from any action taken, or any omission to act, by Purchaser or any of its Affiliates other than the closing of the Transactions; provided, further, however, that any effect referred to in clauses (i), (ii) or (iii) may be taken into account in determining whether or not there has been a Material Adverse Effect to the extent any such Effect adversely affects Target in a disproportionate manner relative to other companies in the same industry.

“Material Contracts” has the meaning set forth in Section 3.12(a).

 “Net Working Capital” means, as of the Closing Date: (i) the total current assets of the Target, as determined in accordance with Target’s financial statements, less (ii) the total current liabilities of Target, excluding debt, as determined in accordance with the Target’s compiled financial statements.

“Ordinary Course of Business” means the ordinary and usual course of day-to-day operations of the Business through the date hereof consistent with past custom and practice (including with respect to quantity and frequency).

 “Principal Indemnified Party” has the meaning set forth in Section 7.3(a).

“Principal” has the meaning set forth in the preamble.

 “Target Cash” means all cash and cash equivalents of each of Target as of 11:59 p.m. on the Closing Date (without giving effect to any of the Transactions). For the avoidance of doubt, Target Cash will be calculated net of issued but uncleared checks and drafts and inclusive of deposits in transit.

“Target Charter Documents” has the meaning set forth in Section 3.1(a).

“Party” and “Parties” has the meaning set forth in the preamble.

“Patents” means any patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof throughout the world.

“Permits” means any permits, consents, licenses, certificates, registrations, certificate of occupancy or use, variances, orders, governmental authorizations or approvals, or any other permits.

“Person” means any natural person, company, corporation, limited liability company, general or limited partnership, trust, proprietorship, joint venture, or other business entity, unincorporated association, organization or enterprise, or any Governmental Entity.

“Personal Information” means all information regarding or capable of being associated with an individual person or device, including: (a) information that identifies, could be used to identify or is otherwise identifiable with an individual, including name, physical address, telephone number, email address, financial account number or government-issued identifier, medical, health or insurance information, gender, date of birth, educational or employment information, religious or political views or affiliations, marital or other status, and any other data used or intended to be used to identify, contact or precisely locate an individual (e.g., geolocation data); (b) information that is created, maintained, or accessed by an individual (e.g., videos, audio or individual contact information); and (c) Internet Protocol addresses, unique device identifiers or other persistent identifiers. Personal Information may relate to any individual, including a current, prospective or former customer, service user, or employee of any Person. Personal Information includes information in any form, including paper, electronic and other forms.

“Pre-Closing Tax Period” has the meaning set forth in Section 6.2(a).

“Privacy Laws” means any Laws, legal requirements, and self-regulatory guidelines and principles governing the receipt, collection, compilation, use, storage, processing, transmission, sharing, safeguarding, security, disposal, destruction, disclosure or transfer (including cross-border transfers) of Personal Information.

“Privacy Obligations” has the meaning set forth in Section 3.20.

“Purchase Price” has the meaning set forth in Section 2.2(a).

“Purchaser” has the meaning set forth in the preamble.

“Purchaser Indemnified Party” has the meaning set forth in Section 7.2.

“Representative” has the meaning set forth in the preamble.

“Restricted Business” has the meaning set forth in Section Error! Reference source not found..

“Restricted Territory” means worldwide, but if the foregoing definition is deemed by a court of competent jurisdiction to be too broad to be enforced, the “Restricted Territory” will mean the United States, China, Singapore and Hong Kong.

“Software” means all (a) software programs in all forms of expression, including firmware, all versions of source code, object code, assembly language, compiler language, machine code, and all other computer instructions, code, and languages embodied in computer software of any media, and whether for use in or in conjunction with a mainframe computer, personal computer (desktop, laptop or hand held), mobile device, personal digital assistant, smartphone or any other programmable hardware or device, computer systems, computer hardware, network infrastructure and related equipment, and all error corrections, updates, upgrades, enhancements, translations, modifications, adaptations, derivative works thereto, and other changes or functionality additions thereto; and (b) all designs and design documents (whether detailed or not), technical summaries, and documentation (including flow charts, logic diagrams, white papers, manuals, guides and specifications) associated with the foregoing.

“Straddle Tax Period” has the meaning set forth in Section 6.2(b).

“Subsidiary” means any entity of which (i) a majority of the outstanding share capital, voting securities or other equity interests are owned, directly or indirectly, by Target or (ii) Target is entitled, directly or indirectly, to appoint a majority of the board of directors, board of managers or comparable governing body of such Person.

“Tax” or, collectively, “Taxes” means (a) any and all federal, provincial, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including gross receipts, income, profits, capital, sales, goods and services, harmonized sales, use, occupation, value added, ad valorem, transfer, business, franchise, environmental, minimum or add-on minimum, premium, stamp, disability, withholding, payroll, recapture, employment, excise and property taxes, duties or similar charges, public imposts, fees, social security charges (including health, unemployment and pension insurance), escheat or unclaimed property charges and obligations, or other taxes, fees, assessment or charges of any kind whatsoever, together with all interest, penalties, fines and additions imposed with respect to such amounts, (b) any Liability for the payment of any amounts of the type described in clause (a) of this paragraph as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, and (c) any Liability for the payment of any amounts of the type described in clauses (a) or (b) of this paragraph as a result of any express or implied obligation to indemnify any other Person or as a result of any obligation under any agreement or arrangement with any other Person with respect to such amounts and including any Liability for taxes of a transferor or predecessor entity.

“Tax Return” has the meaning set forth in Section 3.10(a).

“Third-Party Claim” has the meaning set forth in Section 7.4(a).

“Trade Secrets” means any and all trade secrets (including, those trade secrets defined in the Uniform Trade Secrets Act and under corresponding foreign statutory and common law) and proprietary business, technical and know-how information, non-public information, and confidential information and rights to limit the use or disclosure thereof by any Person, including databases and data collections.

“Trademarks” means any and all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor and all goodwill associated therewith throughout the world.

“Transaction Expenses” means (a) all fees, costs and expenses of any brokers, financial advisors, consultants, accountants, attorneys or other professionals engaged by Target or Principal in connection with the sale process for Target and the structuring, negotiation or consummation of the Transactions and (b) any bonuses, severance payments or similar compensation (including Target’s portion of any employment or payroll Taxes or any payments or charges under any Employee Plan arising in connection with such payments) payable by Target to Employees, officers, directors, independent contractors, consultants, representatives or agents in connection with the Transactions, in each case to the extent unpaid as of the Closing.

“Transactions” has the meaning set forth in Section 3.4.

EXHIBIT B

THIS PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER ANY FEDERAL SECURITIES ACT OR LAW, NOR ANY APPLICABLE FOREIGN OR STATE LAW, AND MAY NOT BE SOLD, OFFERED FOR SALE, DISTRIBUTED, ASSIGNED, PLEDGED OR OTHERWISE TRANSFERRED UNLESS (A) THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE OR FOREIGN SECURITIES LAWS COVERING ANY SUCH TRANSACTION OR (B) SUCH TRANSACTION IS EXEMPT FROM REGISTRATION UNDER SUCH ACT AND APPLICABLE STATE OR FOREIGN SECURITIES LAWS.

PROMISSORY NOTE

$100,000.00	October__, 2018

FOR VALUE RECEIVED, DSS Asia Limited (the “Borrower”), promises to pay to HotApps International Pte Ltd. (the “Lender”), or to its order, the principal sum of $100,000 (the “Principal Amount”), on the following terms.

1.           Maturity. The aggregate outstanding Principal Amount shall be due and payable in full on October __, 2020.

2.           Interest. This Note shall not accrue interest.

3.           Borrower Prepayment Option. At any time on or before the Maturity Date, the Borrower shall have the right to prepay all or part of the then outstanding principal of this Note.

4.           Late Charge.  If the Principal Amount is not received within thirty (30) days of its due date, Borrower shall pay a late charge equal to two and one-half percent (2.5%) of the delinquent amount.

5.           Collateral. This Note is unsecured.

6.           Replacement of Note. If this Note is mutilated, lost, stolen or destroyed, the Borrower shall issue or cause to be issued in exchange and substitution for and upon cancellation hereof, or in lieu of and substitution for this Note, a new Note, but only upon receipt of evidence reasonably satisfactory to the Borrower of such loss, theft or destruction and customary and reasonable bond or indemnity, if requested.

7.           Events of Default.  The following constitute an event of default (“Event of Default”):

a.           Borrower fails to pay the Principal Amount when due, and said failure continues for a period of thirty (30) days;

b.           Borrower fails or neglects to perform, keep or observe any of the covenants, conditions or agreements contained in this Note, and such failure continues for a period of thirty (30) days;

c.           A proceeding under any bankruptcy, reorganization, arrangement of debt, insolvency, readjustment of debt or receivership law or statute is filed against Borrower which is not dismissed within sixty (60) days of its filing, or a proceeding under any bankruptcy, reorganization, arrangement of debt, insolvency, readjustment of debt or receivership law or statute is filed by Borrower or the Borrower makes an assignment for the benefit of creditors; and

d.           Borrower becomes insolvent or fails generally to pay its debts as they become due, and said failure continues for a period of thirty (30) days.

B-1

8.           Purpose.  The Principal Amount constitutes the financial consideration for an Equity Purchase Agreement entered into by the parties on October __, 2018.

9.           Miscellaneous.

a.           Authority and Enforceability; Etc. The Borrower hereby represents and warrants to the Lender that:

i.           it has full power and authority and has taken or shall take all required action necessary to permit it to execute, deliver, and perform all of its obligations contained in this Note, and to borrow hereunder, and such actions to the best of its knowledge will not violate any provision of law applicable to the Borrower, or result in the breach of or constitute a default under any material agreement or instrument to which the Borrower is a party or by which it is bound, which default has not been waived in writing on or prior to the date hereof;

ii.           this Note has been duly authorized and validly executed by and is the valid and binding obligation of the Borrower enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, or other laws affecting creditors’ rights and remedies generally, and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law); and

iii.           neither the execution and delivery by the Borrower of this Note, nor the performance by the Borrower of its obligations hereunder, requires the consent, approval or authorization of any person or governmental authority, which consent, approval, or authorization has not been obtained.

b.           Notices. All notices to any party required or permitted hereunder shall be in writing and shall be sent to the mailing address or email address set forth for such party as follows:

i.            If to Lender:

7 Temasek Boulevard #29-01B, Suntec Tower One, Singapore 038987
Mr. Chan - fai@sed.com.sg

ii.           If to Borrower:

Units 9-10, 22/Floor, Metro Centre II, 21 Lam Hing Street
Kowloon Bay, Kowloon, Hong Kong
Mr. Vincent Lum – vlum@dsssecure.com

Any such notice shall be deemed duly delivered (i) three (3) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service, or (iii) on the first Business Day following the date of confirmation of receipt of transmission by facsimile or electronic mail.

c.           Waiver. No failure to exercise, and no delay in exercising, on the part of the Lender, any right, power, or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power, or privilege. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by law.

d.           Amendments. Any term, covenant, or condition of this Note may be amended or waived only by written consent of the Borrower and the Lender.

e.           Expenses. Any reasonable expense incurred by the Lender (including, without limitation, reasonable attorneys’ fees and disbursements) in connection with the administration or enforcement of this Note, or the exercise of any right or remedy upon the occurrence of an Event of Default, including, without limitation, the costs of collection and reasonable attorneys’ fees and expenses, shall be paid by the Borrower within fifteen (15) days of receiving written notice thereof from the Lender. Any such expense incurred by the Lender and not timely paid by the Borrower shall be added to the other obligations hereunder and shall not earn interest but shall be subject to the late charge as set forth in Section 4 hereof.

B-2

f.           Governing Law. This Note shall be governed by and construed in accordance with the laws of Hong Kong without giving effect to any conflict or choice of laws principles.

g.           Transfer; Successors and Assigns. The terms and conditions of this Note shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. This Note shall not be assignable by Lender without the prior written consent of the Borrower, provided that the Lender may assign or transfer any of its rights, privileges, or obligations set forth in, arising under, or created by this Note to any entity controlled by, controlling or under common control with the Lender. The Borrower may not assign this Note without prior written consent of the Lender.

h.           Entire Agreement. This Note contains the entire agreement of the Borrower and the Lender with respect to the subject matter hereof.

IN WITNESS WHEREOF, the Borrower and Lender have caused this Note to be executed as of the day and year first above written.

DSS Asia Limited (Borrower)

By:	/s/ Vincent Lum
Name: Vincent Lum
Title: Director

HotApps International Pte Ltd. (Lender)

By:	/s/ Chan Heng Fai Ambrose
Name: Chan Heng Fai Ambrose
Title: Director

B-3